EXHIBIT 23.1

Your Vision Our Focus

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 29, 2021, in this Registration Statement (No. 333-) on Form S-1 and related Prospectus of NaturalShrimp Incorporated for the years ended March 31, 2021 and 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

December 7, 2021

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com